                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No.333-17849

                               13,904,756 Shares

                           UnumProvident Corporation
                      (formerly Provident Companies, Inc.)

                                  Common Stock

                Prospectus Supplement, dated September 17, 1999
                       to Prospectus dated March 27, 1997

     On June 30, 1999, Provident Companies, Inc. merged with and into UNUM Corporation under the name UnumProvident Corporation. The common stock of UnumProvident Corporation is traded on the New York Stock Exchange under the symbol "UNM."

     In order to reflect changes in the ownership of the shares of common stock of UnumProvident Corporation offered for sale pursuant to the prospectus, the Selling Stockholders section of the prospectus is revised and supplemented as follows:

                              SELLING STOCKHOLDERS

     The following table lists the names of the selling stockholders and the number of shares of common stock each is offering for sale:

                        Name                              Number of Shares For Sale (1)(2)
                        ----                              --------------------------------
Zurich Affiliates
  Centre Reinsurance Limited.................................................  3,171,939
  Zurich American Insurance Company..........................................    667,775
  Zurich Reinsurance (North American), Inc. .................................    166,943
  Empire Fire and Marine Insurance Company...................................     89,036
  Universal Underwriters  Insurance Company..................................    178,073
  Universal Underwriters Life Insurance Company..............................     44,518
  Fidelity and Deposit Company of Maryland...................................    133,554
Tiger Funds
  The Jaguar Fund, N.V. .....................................................  2,534,687
  Tiger......................................................................  1,233,428
  Puma.......................................................................    359,733
  Lion L.P. .................................................................     48,980
  Ocelot Partners L.P. ......................................................    491,802
  Ocelot (Cayman) Ltd. ......................................................    149,368
Longfellow I, LLC............................................................  4,634,920
TOTAL........................................................................ 13,904,756

__________________________
(1) The number of shares currently owned by each of the selling stockholders reflects adjustment for (a) a 2-for-1 stock split effected as a stock dividend, paid on September 30, 1997 and (b) the conversion of each share of common stock of Provident Companies,
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     Inc. into .730 shares of common stock of UnumProvident Corporation pursuant to the merger of UNUM Corporation and Provident Companies, Inc.

(2) The numbers of shares that each of the Tiger Funds holds are current as of August 31, 1999, although exact amounts held by individual Tiger Funds may vary from time to time in accordance with the relative investment capital deployed by these funds.

     The Tiger Funds acquired the shares pursuant to a stock purchase agreement dated as of January 7, 1999, from Zurich Insurance Company, Zurich American Insurance Company, Centre Reinsurance Company Limited, Zurich Reinsurance (North America), Inc., Empire Fire and Marine Insurance Company, Universal Underwriters Insurance Company, Universal Underwriters Life Insurance Company and Fidelity Deposit Company of Maryland, who are collectively referred to herein as the "sellers". In accordance with the stock purchase agreement, the sellers agreed to assign or cause to be assigned to the Tiger Funds certain rights granted to the sellers under a certain registration rights agreement, executed on November 27, 1996 and dated as of May 31, 1996, by and among the sellers and Provident Companies, Inc.

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